Exhibit 99

NEWS RELEASE ALEX TASSOS & ASSOCIATES CORPORATE & FINANCIAL PUBLIC RELATIONS 17 Stonepointe Dr., Escondido, CA 92025 Contact: Alex Tassos (760) 737-7000	For: CHAMPION PARTS, INC. 2005 W. Avenue B Hope, Arkansas 71801 Jerry A. Bragiel, President (870) 777-8821

CHAMPION PARTS REPORTS CONTINUED PROFITABILITY FOR SECOND QUARTER

Achieves Lower Cost of Products Sold in Second Quarter over Year Ago Period

HOPE, Ark., Aug. 13, 2004-- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced net income for the second quarter ended June 27, 2004 of $322,000, or $0.09 per share, compared to $613,000, or $0.17 per share for the same period in 2003.  Net sales were $5,124,000, compared to $6,973,000 in 2003.

For the six months of 2004, the company reported net income of $657,000, or $0.18 per share, compared to $897,000, or $0.25 per share.  Net sales were $10,592,000, compared to $13,169,000 for the same period in 2003.

“While we are disappointed in the results of the quarter,” said Jerry A. Bragiel, president and chief executive officer, “we are continuing to be profitable and are making progress in various aspects of our operations.”

The company attributed the lower sales to a decline of carburetor net sales and a soft market for air conditioning products, due to mild temperatures and excessive rainfall particularly in the sunbelt.  The company also reported slightly higher interest expense during the period resulting from an extension of its expired credit facility.

The executive also noted that during the second quarter the company was able to manage effectively and achieve “a favorable decline in the cost of sales.”  The cost of products sold declined as a percentage of the net sales as compared to the same period in 2003.  Although the company also achieved some reduction in its operating expenses, administrative costs remained at a higher level due to fixed charges associated with its idle Pennsylvania facility. The company separately reported that it completed the sale of the property on June 28, 2004.

Champion Parts, Inc.

Separately, the company said its recently closed new three-year $14 million credit facility with PNC Bank, National Association, significantly increases available capital, “which will allow us to pursue growth through market expansion for existing products, introduction of new products and further acquisition opportunities,” Bragiel concluded.  The facility also includes an available letter of credit accommodation of $1 million.

Additionally, the company recently closed a $900,000 commercial property loan on its Hope, Ark. property with Elk Horn Bank and Trust Company acting as lead bank for a group of five lending institutions.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of new product development, market expansion and acquisitions.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

Champion Parts, Inc.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

(Unaudited)

	Six Months June 27, 2004	Six Months June 29, 2003	Three Months June 27, 2004	Three Months June 29, 2003
Net Sales	$10,592,000	$13,169,000	$5,124,000	$6,973,000
Costs and Expenses:
Cost of products sold	8,528,000	10,704,000	3,971,000	5,545,000
Selling, distribution & administrative	1,354,000	1,353,000	674,000	706,000
Total costs and expenses	9,882,000	12,057,000	4,645,000	6,251,000

Operating income	710,000	1,112,000	479,000	722,000

Non-operating income/(expense):
Interest (expense)	(300,000)	(243,000)	(155,000)	(122,000)
Other non-operating income	256,000	28,000	3,000	13,000
Total non-operating (expense)	(44,000)	(215,000)	(152,000)	(109,000)

Net income before income taxes	666,000	897,000	327,000	613,000

Income taxes	9,000	-0-	5,000	-0-

Net income	$ 657,000	$ 897,000	$ 322,000	$ 613,000

Weighted Average Common Shares Outstanding at June 27, 2004:
Basic	3,655,266	3,655,266	3,655,266	3,655,266
Diluted	3,754,222	3,655,266	3,752,191	3,655,266

Earnings Per Common Share - Basic:
Net income per common share – basic	$ 0.18	$ 0.25	$ 0.09	$ 0.17

Earnings Per Common Share - Diluted:
Net income per common share – diluted	$ 0.18	$ 0.25	$ 0.09	$ 0.17